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                                                                   Exhibit 10.16

                                                               January 13, 1998

                          FY 1998 EXECUTIVE BONUS PLAN

The Logan's Roadhouse EXECUTIVE BONUS PLAN will be based on the company achieving or exceeding both quarterly and yearly financial earnings targets, plus each individual executive's job performance.

A. 50% of each executive's "targeted annual bonus" will be earned and paid quarterly. 40% will be earned by reaching or exceeding quarterly target earnings goals and the remaining 10% will be based on each executive's individual job performance. If any quarterly bonus is not earned and paid at the end of any quarter for failure to reach or exceed quarterly target earnings goals, that bonus shall still be earned and paid at year-end if the annual target earnings are reached or exceeded.

QUARTERLY TARGET EARNINGS GOALS:

At the beginning of each quarter, the Board will approve which analysts' EPS estimates will be used in calculating the quarterly earnings target for that quarter. (i.e. J.C. Bradford, Equitable Securities, etc.)

The quarterly earnings target will be determined by calculating the average of the latest published earnings per share estimates of those analysts which have been approved for that quarter. Should that average be revised downward during the quarter for reasons presumed to be within management's control, then the previously calculated higher average will remain the target.

B. 50% of each executive's "targeted annual bonus" will be earned and paid at year-end. 40% will be earned by reaching annual target earnings goals and the remaining 10% will be based on each executive's individual job performance.

ANNUAL TARGET EARNINGS GOAL:

The annual earnings target will be determined and set at the beginning of the year and will be equal to the annual pre tax income dollar amount as indicated in the Company's Board approved FY 1998 Financial Plan.

C. An additional bonus to be determined at the discretion of the Compensation Committee may be earned and paid to each executive at year-end if annual earnings exceed annual targeted earnings goals.

D. INDIVIDUAL JOB PERFORMANCE BONUS:

The 10% portion of the bonus to be earned each quarter and annually by Peter Kehayes, David McDaniel, and Ralph McCracken will be determined by the President and CEO, Ted Moats. Mr. Moats' performance bonuses will be determined quarterly and annually by the Board of Directors.